                                                                       EXHIBIT 8


                             TROUTMAN SANDERS LLP
                               ATTORNEYS AT LAW
                               NATIONSBANK PLAZA
                    600 PEACHTREE STREET, N.E. - SUITE 5200
                          ATLANTA, GEORGIA 30308-2216
                            TELEPHONE: 404-885-3000
                            FACSIMILE: 404-885-3995

                               November 6, 1998




PAB Bankshares, Inc.
3210 N. Oak Street Extension
Valdosta, Georgia 31602

Eagle Bancorp, Inc.
355 South Main Street
Statesboro, Georgia  30458

     Re:  Proposed Merger Involving Eagle Bancorp, Inc.
          and PAB Bankshares, Inc.

Ladies and Gentlemen:

     We have acted as counsel to PAB Bankshares, Inc. ("PAB"), in connection with the proposed merger of Eagle Bancorp, Inc. ("Eagle") with and into PAB (the "Merger"). The Merger will be effected pursuant to the Agreement and Plan of Merger by and between PAB and Eagle, dated as of June 30, 1998 (the "Merger Agreement").

     In our capacity as counsel to PAB, our opinion has been requested with respect to certain of the federal income tax consequences of the proposed Merger. In rendering this opinion, we have examined (i) the Internal Revenue Code of 1986, as amended (the "Code"), and Treasury regulations, (ii) the legislative history of applicable sections of the Code, and (iii) appropriate Internal Revenue Service and judicial authorities. In addition, we have relied upon certain information made known to us as more fully described below. All capitalized terms used herein without definition shall have the respective meanings specified in the Merger Agreement, and, unless otherwise specified, all section references herein are to the Code.

     In rendering the opinions expressed herein, we have examined such documents as we have deemed appropriate, including:

     (1)  the Merger Agreement;

     (2) the Registration Statement and Proxy Statement/Prospectus being filed with the Securities and Exchange Commission regarding the Merger; and

PAB Bankshares, Inc.
Eagle Bancorp, Inc.
November 6, 1998
Page 2

     (3) such additional documents as we have considered relevant.

     In addition, we have relied upon the representations set forth in certain letters of representation to us from PAB and Eagle, which representations continue to be effective.

     In our examination of such documents, we have assumed, with your consent, that all documents submitted to us as photocopies faithfully reproduce the originals thereof, that such originals are authentic, that all such documents have been or will be duly executed to the extent required and that all statements set forth in such documents are accurate. We have further assumed that any representations or statements made "to the best knowledge of" or similarly qualified, are true and correct without such qualification. With your permission, we have also assumed certain other factual matters set forth more fully below.

     You have advised us that the proposed Merger will (i) build market share through a market concentration in middle and south Georgia, which are regions of strategic importance to PAB, and (ii) will strengthen a franchise that will make a long-term contribution to earnings per share as a result of economies of scale and earnings power that follow a larger market share. To achieve these goals, the following will occur pursuant to the Merger Agreement:

     (1) Eagle will merge with and into PAB pursuant to the laws of the State of Georgia. PAB will acquire all the assets and assume all the liabilities of Eagle. Eagle's separate corporate existence will cease to exist, and PAB will be the surviving corporation. Thereafter, PAB will continue to operate the businesses of Eagle conducted prior to the Merger. Immediately following the Merger, Eagle Bank & Trust ("Bank"), a financial institution organized under the laws of the State of Georgia, and a wholly-owned subsidiary of Eagle, will remain in existence as a wholly-owned subsidiary of PAB.

     (2) Each share of Eagle Common Stock (excluding shares held by PAB or any of its Subsidiaries or by Eagle, in each case other than in a fiduciary capacity or a result of debts previously contracted, and excluding shares held by Eagle shareholders who perfect their dissenters' rights of appraisal) issued and outstanding immediately prior to the effective time of the Merger (the "Effective Time") shall, as of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, be converted into and exchanged for the right to receive shares of PAB Common Stock in accordance with the Merger Agreement. At the Effective Time, any and all shares of Eagle Common Stock held by Eagle or by any PAB Companies, in each case, other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired, and no consideration shall be paid in exchange therefor.

PAB Bankshares, Inc.
Eagle Bancorp, Inc.
November 6, 1998
Page 3

     (3) No fractional shares of PAB Common Stock will be issued as a result of the proposed Merger. In lieu of the issuance of fractional shares, each holder of shares of Eagle Common Stock who would otherwise have been entitled to receive a fraction of a share of PAB Common Stock (after taking into account all certificates delivered by such holder) shall receive cash (without interest) in an amount equal to the value of such fractional part of a share of PAB Common Stock in accordance with the Merger Agreement at the Effective Time. No such holder shall be entitled to dividends, voting rights or any other shareholder right in respect of any fractional share.

     With your consent, we have also assumed that the following statements are true as of the date hereof and will be true as of the Effective Time:

     (1) The fair market value of PAB Common Stock and other consideration received by the shareholders of Eagle will be, in each instance, approximately equal to the fair market value of the Eagle Common Stock surrendered in exchange therefor.

     (2) Taking into account shares of Eagle Common Stock exchanged for cash in the Merger, any distributions made by Eagle in connection with the Merger (other than regular, normal dividends), any redemptions made by Eagle of Eagle Common Stock in connection with the Merger, and cash received in lieu of fractional shares of PAB Common Stock, the shareholders of Eagle immediately prior to the Effective Time will receive in the Merger in exchange for Eagle Common Stock a number of shares of PAB Common Stock equal to at least 50% of the total value of all shares of Eagle Common Stock outstanding immediately prior to the Effective Time. For this purpose, shares of Eagle Common Stock exchanged for cash or other property, surrendered by dissenters, or exchanged for cash in lieu of fractional shares of PAB Common Stock will be treated as outstanding Eagle Common Stock immediately prior to the Effective Time.

     (3)  None of (i) PAB, (ii) any PAB Related Entity (as defined herein), or
(iii) any entity treated as a partnership for federal income tax purposes that has an owner described in (i) or (ii), has any plan or intention to, at the time of the Merger, or shall, in a transaction that may be considered in connection with the Merger, acquire or redeem (directly or indirectly) any shares of PAB Common Stock issued in connection with the Merger, other than repurchases by PAB of small percentages of PAB Common Stock in the open market as part of any ongoing stock repurchase program, including its dividend reinvestment program, that was not created or modified in any way in connection with the Merger. For purposes hereof, a PAB Related Entity includes (A) any member of PAB's affiliated group as defined in Code section 1504 (without regard to Section 1504(b)), (B) any corporation in which PAB owns directly or indirectly at least 50% of the total combined voting power of all classes of stock entitled to vote or at least 50% of the value of all classes of stock outstanding, (C) any corporation that owns directly or indirectly at least 50% of the total combined voting power of all classes of stock entitled to vote or at least

PAB Bankshares, Inc.
Eagle Bancorp, Inc.

November 6, 1998
Page 4

50% of the value of all classes of PAB stock outstanding, (D) any entity described in (A), (B) or (C) immediately before or immediately after the acquisition or redemption of the PAB Common Stock and (D) any entity, other than Eagle or an entity related to Eagle (determined in the same manner as (B) and (C)), described in (A), (B) or (C) if the relationship is created in connection with the Merger.

     (4)  None of (i) PAB, (ii) any PAB Related Entity (as defined herein), or
(iii) any entity treated as a partnership for federal income tax purposes that has an owner described in (i) or (ii), has acquired or will acquire any Eagle Common Stock prior to the Effective Time. For purposes hereof, a PAB Related Entity includes (A) any member of PAB's affiliated group as defined in Code section 1504 (without regard to section 1504(b)), (B) any corporation in which PAB owns directly or indirectly at least 50% of the total combined voting power of all classes of stock entitled to vote or at least 50% of the value of all classes of stock outstanding, (C) any corporation that owns directly or indirectly at least 50% of the total combined voting power of all classes of stock entitled to vote or at least 50% of the value of all classes of PAB stock outstanding, (D) any entity described in (A), (B) or (C) immediately before or immediately after the acquisition of the Eagle Common Stock and (D) any entity, other than Eagle or an entity related to Eagle (determined in the same manner as (B) and (C)), described in (A), (B) or (C) if the relationship is created in connection with the Merger.

     (5) Other than cash paid to former shareholders of Eagle who dissent from the Merger, none of (i) Eagle, (ii) any Eagle Related Entity or (iii) any entity treated as a partnership for federal income tax purposes that has an owner described in (i) or (ii), has redeemed or acquired, or will redeem or acquire, any Eagle Common Stock during the two-year period prior to the Effective Time. For this purpose, an Eagle Related Entity means (A) any corporation in which Eagle owns directly or indirectly at least 50% of the total combined voting power of all classes of stock entitled to vote or at least 50% of the value of all classes of stock outstanding, (B) any corporation that owns directly or indirectly at least 50% of the total combined voting power of all classes of stock entitled to vote or at least 50% of the value of all classes of Eagle stock outstanding and (C) any entity described in (A) or (B) immediately before or immediately after the acquisition or redemption of the Eagle Common Stock.

     (6) During the two-year period prior to the Effective Time, neither Eagle nor Bank declared or paid any dividends with respect to the outstanding Eagle Common Stock other than regular, normal dividends. In that regard, historically, Eagle has paid an annual dividend based on its financial performance for the immediately preceding

PAB Bankshares, Inc.
Eagle Bancorp, Inc.

November 6, 1998
Page 5

year. Because the Merger is likely to close prior to the normal time for payment of the dividend based on 1998 financial performance, Eagle has determined, and PAB has consented, to pay quarterly dividends, not to exceed 8 cents per share, based on financial performance during 1998. The dividend paid on July 15, 1998 was based on financial performance for the quarters ended March 31, 1998 and June 30, 1998. The dividends paid and to be paid for 1998 will not be extraordinary compared to historic dividends.

     (7) PAB has no plan or intention to sell or otherwise dispose of any of the assets of Eagle acquired in the Merger, except for dispositions made in the ordinary course of business, or transfers to a corporation controlled by PAB. For purposes of the foregoing, PAB is considered to control a corporation in which it holds at least 80% of the total combined voting power of all classes of stock entitled to vote and at least 80% of the total number of each other class of stock.

     (8) The liabilities of Eagle assumed by PAB and the liabilities to which the transferred assets of Eagle are subject were incurred by Eagle in the ordinary course of business.

     (9) Following the transaction, PAB will continue the historic business of Eagle or use a significant portion of Eagle's historic business assets in a business.

     (10) PAB, Eagle and the shareholders of Eagle will pay their respective expenses, if any, incurred in connection with the Merger.

     (11) There is no intercorporate indebtedness existing between PAB and Eagle or between Bank and PAB that was issued, acquired, or will be settled at a discount.

     (12) For each of PAB and Eagle, not more than 25% of the fair market value of its adjusted total assets consists of stock and securities of any one issuer, and not more than 50% of the fair market value of its adjusted total assets consists of stock and securities of five or fewer issuers. For purposes of the preceding sentence, (a) a corporation's adjusted total assets exclude cash, cash items (including accounts receivable and cash equivalents), and United States government securities, (b) a corporation's adjusted total assets exclude stock and securities issued by any subsidiary at least 50% of the voting power or 50% of the total fair market value of the stock of which is owned by the corporation, but the corporation is treated as owning directly a ratable share (based on the percentage of the fair market value of the subsidiary's stock owned by the corporation) of the assets owned by any such subsidiary, and (c) all corporations that are members of the same "controlled group" within the meaning of section 1563(a) of the Code are treated as a single issuer.

PAB Bankshares, Inc.
Eagle Bancorp, Inc.
November 6, 1998
Page 6


     (13) Neither Eagle nor the Bank is under the jurisdiction of a court in a case under Title 11 of the United States Code, a receivership, foreclosure, or similar proceeding in a federal or state court.

     (14) The fair market value of the assets of Eagle transferred to PAB in the Merger will equal or exceed the sum of the liabilities assumed by PAB plus the amount of liabilities, if any, to which the transferred assets are subject.

     (15) The payment of cash in lieu of fractional shares of PAB Common Stock is solely for the purpose of avoiding the expense and inconvenience to PAB of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the Merger to the Eagle shareholders in lieu of issuing fractional shares of PAB Common Stock will not exceed 1% of the total consideration that will be issued in the Merger to the Eagle shareholders in exchange for their shares of Eagle Common Stock. The fractional share interests of each Eagle shareholder will be aggregated, and no Eagle shareholder will receive cash in an amount equal to or greater than the value of one full share of PAB Common Stock.

     (16) None of the compensation received, or to be received, by any shareholder-employees of Eagle will be separate consideration for, or allocable to, any of their shares of Eagle Common Stock; none of the shares of PAB Common Stock or cash received, or to be received, by any shareholder-employees of Eagle pursuant to the Merger will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employees of Eagle will be for services actually rendered, or to be rendered, and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

     (17) The Merger Agreement and documents, agreements and other matters specifically identified therein represent the entire understanding of PAB, Eagle and Bank with respect to the Merger contemplated thereby, and the Merger will be effected in accordance with the Merger Agreement.

     (18) At all times during the five-year period ending on the Effective Time of the Merger, the fair market value of Eagle's United States real property interests was and will have been less than 50% of the total fair market value of
(a) its United States real property interests, (b) its interests in real property located outside the United States, and (c) its other assets used or held for use in a trade or business. For purposes of the preceding sentence, (x) United States real property interests include all interests (other than an interest solely as a creditor) in real property and associated personal property (such as movable walls and furnishings) located in the United States or the Virgin Islands and interests in any domestic corporation (other than a controlled corporation)

PAB Bankshares, Inc.
Eagle Bancorp, Inc.
November 6, 1998
Page 7

owning any United States real property interest, (y) Eagle is treated as owning its proportionate share (based on the relative fair market value of its ownership interest to all ownership interests) of the assets owned by any controlled corporation or any partnership, trust, or estate in which Eagle is a partner or beneficiary, and (z) any such entity in turn is treated as owning its proportionate share of the assets owned by any controlled corporation or any partnership, trust, or estate in which the entity is a partner or beneficiary. As used in this paragraph, "controlled corporation" means any corporation at least 50% of the fair market value of the stock of which is owned by Eagle in the case of a first-tier subsidiary of Eagle or by a controlled corporation, in the case of a lower-tier subsidiary.

     (19) The Merger is being undertaken for one or more valid business purposes, including those described herein.

     Based solely on the information submitted and the representations set forth above, we are of the opinion that:

     (1) The Merger will be a reorganization within the meaning of section 368(a)(1)(A) of the Code. PAB and Eagle will each be a "party to a reorganization" within the meaning of section 368(b) of the Code.

     (2) Eagle will recognize no gain or loss upon the transfer of its assets and liabilities to PAB in the Merger. Code section 361(a) and 357(a).

     (3) PAB will recognize no gain or loss on receipt of the assets of Eagle in exchange for PAB Common Stock in the Merger. Code section 1032(a).

     (4) The tax basis of the assets of Eagle in the hands of PAB will, in each case, be the same as the basis of those assets in the hands of Eagle immediately prior to the Merger. Code section 362(b).

     (5) The holding period of the assets of Eagle in the hands of PAB will, in each case, include the period during which such assets were held by Eagle. Code section 1223(2).

     (6) The shareholders of Eagle will recognize no gain or loss upon the exchange of their Eagle Common Stock solely for shares of PAB Common Stock. Code section 354(a)(1).

PAB Bankshares, Inc.
Eagle Bancorp, Inc.
November 6, 1998
Page 8

     (7) The basis of the PAB Common Stock received by the Eagle shareholders in the Merger will, in each case, be the same as the basis of the Eagle Common Stock surrendered in exchange therefor. Code section 358(a)(l).

     (8) The holding period of the PAB Common Stock received by the Eagle shareholders will, in each case, include the period during which the Eagle Common Stock surrendered in exchange therefor was held by the exchanging shareholders, provided that the Eagle Common Stock is held as a capital asset in the hands of the exchanging shareholders on the date of the exchange. Code section 1223(1).

     (9) The payment of cash to Eagle shareholders in lieu of fractional share interests of PAB Common Stock will be treated as if the fractional shares were distributed as part of the exchange and then were redeemed by PAB. These cash payments will be treated as having been received as distributions in full payment in exchange for the stock redeemed as provided in section 302(a) of the Code. Generally, any gain or loss recognized upon such exchange will be capital gain or loss, provided the fractional share would constitute a capital asset in the hands of the exchanging shareholders and warrant holders. Rev. Rul. 66-365, 1966-2 C.B. 116 and Rev. Proc. 77-41, 1977-2 C.B. 574.

     (10) The payment of cash to Eagle shareholders in exchange for Eagle Common Stock pursuant to the exercise of dissenter's rights will be treated as having been received in redemption of such shareholder's Eagle Common Stock, subject to the provisions and limitations of section 302 of the Code.

     The opinions expressed herein are based upon existing statutory, regulatory, and judicial authority, any of which may be changed at any time with retroactive effect. In addition, our opinions are based solely on the documents that we have examined, the additional information that we have obtained, and the statements set out herein, which we have assumed and you have confirmed to be true on the date hereof and the date the Merger is consummated. Our opinions cannot be relied upon if any of the facts contained in such documents or if such additional information is, or later becomes, inaccurate, or if any of the statements set out herein is, or later becomes, inaccurate. Our opinions do not address the tax consequences to Eagle shareholders who hold their Eagle Common Stock other than as a capital asset, foreign shareholders, tax exempt organizations and persons who acquired their Eagle Common Stock as compensation. Finally, our opinions are limited to the federal income tax matters specifically covered thereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the Merger, whether federal, state, local or foreign including, but not limited to, tax consequences of a required change in accounting method, if any, the

PAB Bankshares, Inc.
Eagle Bancorp, Inc.
November 6, 1998
Page 9

termination of a bad debt reserve, if any, or the termination of the consolidated group of Eagle and the Bank.

     This opinion is being provided solely for the use of PAB, Eagle and the shareholders of Eagle. No other person or party shall be entitled to rely on this opinion. We hereby consent to the use of this opinion in the Proxy Statement/Prospectus constituting part of the Registration Statement.

                                   Sincerely,

                                   /s/ TROUTMAN SANDERS LLP